Exhibit 23(a)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 for the United Technologies Corporation Employee Savings Plan of our report dated January 16, 2003 relating to the financial statements, which appears in the 2002 Annual Report to Shareowners of United Technologies Corporation, which is incorporated by reference in United Technologies Corporation's Annual Report on Form 10-K for the year ended December 31, 2002.  We also consent to the incorporation by reference of our report dated January 16, 2003 relating to the Financial Statement Schedule, which appears in such Annual Report on Form 10-K.  We also consent to the references to us under the heading "Interests of Named Experts and Counsel" in the Form S-8.

PriceWaterhouseCoopers LLP
Hartford, Connecticut
October 24, 2003